Filed Pursuant to Rule 424(b)(3)
Registration No. 333-156633

KBS STRATEGIC OPPORTUNITY REIT, INC.
SUPPLEMENT NO. 15B DATED OCTOBER 30, 2012
TO THE PROSPECTUS DATED APRIL 16, 2012
This document supplements, and should be read in conjunction with, the prospectus of KBS Strategic Opportunity REIT, Inc. dated April 16, 2012, as supplemented by supplement no. 1 dated April 16, 2012, supplement no. 2 dated April 16, 2012, supplement no. 3 dated April 26, 2012, supplement no. 4 dated May 14, 2012, supplement no. 5 dated May 24, 2012, supplement no. 6 dated May 30, 2012, supplement no. 7 dated July 6, 2012, supplement no. 8 dated July 24, 2012, supplement no. 9 dated July 25, 2012, supplement no. 10 dated July 31, 2012, supplement no. 11 dated August 13, 2012, supplement no. 12 dated September 17, 2012, supplement no. 13 dated September 19, 2012, supplement no. 14 dated September 19, 2012 and supplement no. 15 dated September 25, 2012. As used herein, the terms “we,” “our” and “us” refer to KBS Strategic Opportunity REIT, Inc. and, as required by context, KBS Strategic Opportunity Limited Partnership, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose information regarding the extension of our primary offering.
Extension of the Offering
Due to unforeseen adverse weather conditions during the final week of October 2012, our board of directors has approved a two week extension of this offering of 100,000,000 shares until the earlier of the sale of all 100,000,000 shares or November 14, 2012. Subscriptions with all related documents and funds must be dated on or before November 14, 2012 and submitted promptly, but we recommend that subscription materials be submitted before then to ensure they are received in good order.  We will not accept any subscriptions, regardless of the date of the documents, after November 20, 2012 and, because of the necessary processing time, we cannot provide assurances that we will accept subscriptions received after November 14, 2012.
We plan to continue to offer shares under our dividend reinvestment plan beyond this date until we have sold 40,000,000 shares through the reinvestment of distributions. In many states, we will need to renew the registration statement or file a new registration statement to continue this offering for these periods. We may terminate this offering at any time.

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